Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Zhibao Technology Inc. on the Amendment No. 3 to Form F-1 (File No. 333-274431) of our report dated December 21, 2023, except for Note 17 as to which the date is February 7, 2024, with respect to our audits of the consolidated financial statements of Zhibao Technology Inc. as of June 30, 2023 and 2022 and for the years ended June 30, 2023 and 2022, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum Asia CPAs LLP

Marcum Asia CPAs LLP

New York, NY

March 22, 2024

NEW YORK OFFICE • 7 Penn Plaza • Suite 830 • New York, New York • 10001

Phone 646.442.4845 • Fax 646.349.5200 • www.marcumasia.com